UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Sale of the Assets of GDNT Joint Venture

On December 1, 2010, Nortel Networks Corporation (NNC) announced that Guangdong Nortel Telecommunication Equipment (“GDNT”), a Chinese joint venture between Nortel Networks Limited, Nortel China Limited and certain third parties, has entered into an asset sale agreement with Ericsson (China) Communications Company Ltd. (“Ericsson”) for the sale of substantially all of the assets of GDNT for a purchase price of approximately U.S.$50 million in cash, subject to certain purchase price adjustments. Nortel subsidiaries Nortel Networks Limited and Nortel China Limited together own 62 percent of GDNT.

Nortel will work diligently with Ericsson and the other shareholders of GDNT to close the sale in the first quarter of 2011. The agreement is subject to regulatory approval and other conditions.

All of the GDNT employees will be offered employment with Ericsson.

As previously announced, Nortel does not expect that the Company’s common shareholders or the Nortel Networks Limited preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ JOHN M. DOOLITTLE
John M. Doolittle Senior Vice-President, Corporate Services and Chief Financial Officer

Dated: December 7, 2010